Reference:        97-#6

FOR IMMEDIATE RELEASE


               American Mobile Radio Corporation Wins DARS License

RESTON, VA, April 2, 1997--American Mobile Radio Corporation (AMRC) is a winning bidder for an FCC license to provide satellite-based Digital Audio Radio Service
(DARS) throughout the United States. AMRC will pay $89.9 million for the 12 1/2 MHz S-band license, one of two auctioned today by the FCC. "AMRC now has the opportunity to participate in a technology revolution," said AMRC President Lon
C. Levin. "DARS technology will bring news and entertainment to your car, wherever you travel within the U.S., with the sound quality of compact disc and the variety of radio programming." As was previously announced, AMRC has a strategic alliance with WorldSpace, Inc., a 20% minority owner. WorldSpace is currently developing the industry's first global digital audio satellite system. "This is the ideal strategic relationship for AMRC to gain access to proven technology already in development and accelerate market entry in the U.S.," Mr. Levin added. American Mobile Radio Corporation is a subsidiary of American Mobile Satellite Corporation (Nasdaq: SKYC), which offers a full range of mobile communications throughout the continental United States, Alaska, Hawaii, Puerto Rico, the Virgin Islands, and hundreds of miles of U.S. coastal waters. AMSC's shareholders include Hughes Communications, Inc., Singapore Telecom, and AT&T Wireless Services.

Factors that could cause forward-looking statements in this news release to differ materially from actual results are discussed in the company's S-1 registration statement; Form 10K for the year ended December 31, 1996; and other periodic filings with the Securities and Exchange Commission. Copies of the filings are available upon request from the company's investor relations department.
Press Contact: Orly Konig Lopez       Investor Contact: Renate Brown Neely
               703/716-6522                             703/716-6558


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